As filed with the Securities and Exchange Commission on July 5, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

eLong, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	00-0000000
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Block B, Xingke Plaza

10 Jiuxianqiao Zhonglu

Chaoyuag District

Beijing 100016

People’s Republic of China

(Address of Principal Executive Offices, Including Zip Code)

eLong, Inc. Stock Option Plan dated April 18, 2001

eLong, Inc. Stock and Annual Incentive Plan dated July 23, 2004

(Full Title of the Plans)

CT Corporation System

111 Eighth Avenue, 13th Floor

New York, New York 10011

(212) 894-8440

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Timothy B. Bancroft, Esq.

Goulston & Storrs, P.C.

400 Atlantic Avenue

Boston, Massachusetts 02110-3333

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Ordinary Shares, par value US$0.01 per share (2)	3,942,150	(3)	$.50		$1,971,075	$232.00
Ordinary Shares, par value US$0.01 per share (2)	1,387,610	(3)	$1.53		$2,132,043	$249.88
Ordinary Shares, par value US$0.01 per share (2)	1,800,000	(3)	$5.25		$9,450,000	$1,112.27
Ordinary Shares, par value US$0.01 per share (2)	85,700	(3)	$6.75		$578,475.00	$68.09
Ordinary Shares, par value US$0.01 per share (2)	30,000	(3)	$7.22		$216,600.00	$25.49
Ordinary Shares, par value US$0.01 per share (2)	30,000	(3)	$9.425		$282,750.00	$33.28
Ordinary Shares, par value US$0.01 per share (2)	2,054,300	(4)(5)	$5.29	(5)	$10,867,247.00	$1,279.07
Total	9,329,760		N/A		$25,489,190.30	$3,000.08

(1)	Calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”).
(2)	These shares may be represented by the Registrant’s American Depositary Shares (or ADSs), each of which represents two ordinary shares. The Registrant’s ADSs issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (333-119617).
(3)	Such shares are issuable upon the exercise of outstanding options with fixed exercise prices. Pursuant to Rule 457(h)(1), the aggregate offering price and the fee have been computed upon the basis of the price at which the options may be exercised. The offering price per share set forth for such shares is the exercise price per share at which such options are exercisable.
(4)	These shares are available for grant under the eLong, Inc. Stock and Annual Incentive Plan dated July 23, 2004 and do not have any fixed exercise price. The Registrant will not issue any additional options under the eLong, Inc. Stock Option Plan dated April 18, 2001.
(5)	The price of $10.58 per ADS (or $5.29 per ordinary share), which is the average of the high and low price of the ADSs of the Registrant as reported on the Nasdaq National Market on June 27, 2005, is set forth solely for purposes of calculating the filing fee pursuant to Rule 457(c) of the Securities Act and has been used only for those shares without a fixed exercise price.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

The documents containing the information specified in this Item 1 will be sent or given to employees, directors or others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

Item 2. Registrant Information and Employee Plan Annual Information

The documents containing the information specified in this Item 2 will be sent or given to employees, directors or others as specified by Rule 428(b). In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission as part of this Registration Statement.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by eLong, Inc. (the “Registrant”) are incorporated in this registration statement by reference:

(a)	The Registrant’s annual report on Form 20-F for the year ended December 31, 2004, filed with the Commission on June 30, 2005;

(b)	Reports of Foreign Private Issuer on Form 6-K filed January 12, 2005, March 2, 2005, May 25, 2005 and June 2, 2005;

(c)	The description of the Registrant’s ordinary shares and American Depositary Shares contained in its Registration Statement on Form 8-A (File No. 000-50984) filed with the Commission on October 13, 2004, which incorporates by reference the description of the Registrant’s ordinary shares set forth under “Description of Share Capital” and the description of the Registrant’s American Depositary Shares set forth under “Description of American Depositary Shares” in the Registrant’s Registration Statement on Form F-1 (No. 333-119606), as amended, originally filed with the Commission on October 7, 2004; and

(d)	The description of the Registrant’s shares contained in the Registration Statement on Form F-6 (No. 333-119617), as amended, originally filed with the Commission on October 8, 2004.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Officers and Directors

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against the consequences of committing a crime. The Registrant’s Second Amended and Restated Articles of Association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, but the indemnity does not extend to any matter in respect of any fraud or dishonesty which may be attached to such person.

Item 7. Exemption From Registration Claimed

Not Applicable.

Item 8. Exhibits

The Exhibits listed on the accompanying Index to Exhibits are filed as a part of, or incorporated by reference into, this Registration Statement. (See Index to Exhibits below).

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, People’s Republic of China, on this 5th day of July, 2005.

eLong, Inc.

By:	/s/ Derek Palaschuk
Name:	Derek Palaschuk
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Justin Yue Tang and Derek Palaschuk, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Justin Tang	Chairman/President/ Chief Executive Officer	July 5, 2005
Justin Tang

/s/ Derek Palaschuk	Vice President/Chief Financial Officer	July 5, 2005
Derek Palaschuk

/s/ Martin Pompadur	Director	July 5, 2005
Martin Pompadur

/s/ Zhong Xiao Jian Zhong Xiao Jian	Director	July 5, 2005

/s/ Barney Harford	Director	July 5, 2005
Barney Harford

/s/ Diarmuid Russell Diarmuid Russell	Director	July 5, 2005

/s/ Thomas Gurnee Thomas Gurnee	Director	July 5, 2005

/s/ Michael Doyle Michael Doyle	Director	July 5, 2005

/s/ Dermot Halpin Dermot Halpin	Director	July 5, 2005

/s/ Cameron Jones Cameron Jones	Director	July 5, 2005

/s/ Arthur Hoffman Arthur Hoffman	Director	July 5, 2005

INDEX TO EXHIBITS

Exhibit Number	Description
5.1	Opinion of Conyers Dill & Pearman, Cayman

10.1(1)	eLong Inc. Stock Option Plan dated April 18, 2001

10.2(1)	eLong Inc. Stock and Annual Incentive Plan dated July 23, 2004

23.1	Consent of KPMG

23.2	Consent of Conyers Dill & Pearman, Cayman (included in opinion filed as Exhibit 5.1)

24	Power of Attorney (included on signature page)

(1)	Incorporated herein by reference to the registrant’s Registration Statement on Form F-1 (File No. 333- 119606).